UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 29, 2015 (January 26, 2015)

KATE SPADE & COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10689	13-2842791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Park Avenue, New York, New York	10016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 354-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.    RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On January 29, 2015, Kate Spade & Company (the “Company”) issued a press release (the “Press Release”) announcing certain preliminary results for the fourth quarter and fiscal year ended January 3, 2015, as well as summary guidance for the 2015 fiscal year.  Further details are contained in the Press Release, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

ITEM 2.05.    COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

In the Press Release, the Company also announced that it is focusing its business on kate spade new york.  As part of this business model, the Company will be absorbing key elements of KATE SPADE SATURDAY’s success into kate spade new york and discontinuing KATE SPADE SATURDAY as a standalone business.  The Company also announced a new business model for JACK SPADE to leverage the distribution network of its retail partners and expand its e-commerce platform.  As part of these actions, KATE SPADE SATURDAY’s 16 Company-owned and three partnered store locations will be closed in a phased approach during the first half of 2015.  The Company will also be closing JACK SPADE’s 12 Company-owned stores during the first half of 2015.  KATE SPADE SATURDAY’s e-commerce site will remain active during the wind-down phase until the label is incorporated and reintroduced into the kate spade new york brand.  The Board of Directors of the Company made a determination to go forward with the foregoing actions on January 22, 2015.  The Company informed its employees of this action on January 29, 2015.

Based on that determination, the Company expects to incur cash restructuring and transition charges of $25.0–$30.0 million relating to the above-described business model changes, including: (i) estimated contract assignment and termination costs of $21.0–$25.0 million and (ii) estimated employee-related costs (including severance) of $4.0–$5.0 million.  The Company also expects to incur non-cash asset impairment charges of $7.0–$9.0 million.

ITEM 7.01.    REGULATION FD DISCLOSURE.

The Company and Walton Brown, a subsidiary of The Lane Crawford Joyce Group (“LCJG”), have formed two joint ventures focused on growing the Company’s business in China and Hong Kong, Macau and Taiwan.

Following the formation of the joint ventures, both Kate Spade Hong Kong, Limited, and Walton Brown will own 50% of the shares of Kate Spade China Co., Limited (“Kate Spade China”) and KS HMT Co., Limited, the holding company for the Company’s wholly owned businesses in Hong Kong, Macau and Taiwan.  With an equal partnership structure, the Company and Walton Brown will actively manage the business together.  The joint ventures will each have an initial term of 10 years.

To effectuate the new joint ventures, on January 26, 2015, the Company entered into a share purchase agreement with E-Land Fashion China Holdings Limited (“E-Land”), its current partner in China, to acquire E-Land’s 60% interest in Kate Spade China.  The combined transactions are expected to include (i) an aggregate payment of $36.0 million to E-Land, which is comprised of approximately $10.0 million to acquire its interest in Kate Spade China and approximately $26.0 million to terminate related contracts and (ii) the receipt of approximately $21.0 million from LCJG for their interests in the joint ventures, subject to closing adjustments.  In addition, the Company estimates that it will incur cash restructuring and transaction costs of approximately $5.0 million, including severance, contract terminations and asset impairments, in order to convert the businesses in China, Hong Kong, Macau and Taiwan into commonly owned joint ventures.

The Company will continue wholesale distribution to Kate Spade China and expects to begin wholesale distribution to Hong Kong, Macau, and Taiwan through the new joint venture during the first quarter of 2015.  Accordingly, the Company will no longer consolidate the operations for the businesses in Hong Kong, Macau and Taiwan, which had net sales of approximately $34.0 million in 2014, and will account for its investments in the joint ventures under the equity method of accounting.  The Company’s distribution agreements with Valiram in Singapore, Malaysia, Indonesia and Australia and AT Luxury in Thailand are not affected by these transactions.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

99.1	Press Release, dated January 29, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KATE SPADE & COMPANY

Date: January 29, 2015	By:	/s/ Christopher Di Nardo
	Name:	Christopher Di Nardo
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 29, 2015.